Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 5, 2014, with respect to the combined financial statements of Value Lighting, Inc. and Affiliates as of and for the years ended December 31, 2013 and 2012, which appears in the Form 8-K/A of Revolution Lighting Technologies, Inc. dated May 22, 2014. Our report dated May 5, 2014 states that, as discussed in Note 14, on April 17, 2014, Value Lighting, Inc. and Affiliates were acquired by Revolution Lighting Technologies, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
October 21, 2014